FORM 8-K

                                    CURRENT REPORT

          Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
          1934

               Date of  Report (Date of  earliest event reported):   August
          26, 1995

                        FIRST OF MICHIGAN CAPITAL CORPORATION
                (Exact name of registrant as specified in its charter)

          Delaware            1-7467                   13-2780197
          (State or other     (Commission File Number) (IRS Employer
          jurisdiction of                              Identification No.)
          incorporation)

                          100 Renaissance Center, 26th Floor
                               Detroit, Michigan  48243

                (Address of principal executive offices     (Zip Code)

               Registrant's telephone number, including area code:
          (313) 259-2600

          Item 5.  Other Events.

               See attached press release.

          Item 7.  Financial Statements and Exhibits.















               (c)  Exhibits required by Item 601 of Regulation S-K.

               (99) Other Exhibits - July 16, 1995 Press Release is attached hereto as Exhibit 99.

                                      SIGNATURES


               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   FIRST OF MICHIGAN CAPITAL CORPORATION


          Date  July 27, 1995      __________________________________
                                   Steve Gasper, Jr., President

                                                                 EXHIBIT 99


                                    PRESS RELEASE
                                    PRESS RELEASE
                                    _____________

          Corporation Contact:                     Media Relations Contact:
          William H. Cuddy, Chairman of the Board            Frederick Marx
          Steve Gasper, Jr., President and CEO            Marx, Layne & Co.
          First of Michigan Capital Corporation              (810) 855-6777
          (313) 259-2600

                        FIRST OF MICHIGAN CAPITAL CORPORATION
                        FIRST OF MICHIGAN CAPITAL CORPORATION
                     ANNOUNCES COMMENCEMENT OF SELF TENDER OFFER
                     ANNOUNCES COMMENCEMENT OF SELF TENDER OFFER
             FOR 625,000 SHARES OF ITS COMMON STOCK AT $11 3/8 PER SHARE FOR 625,000 SHARES OF ITS COMMON STOCK AT $11 3/8 PER SHARE
                                         AND
                                         AND
                            REPORTS THIRD QUARTER RESULTS
                            REPORTS THIRD QUARTER RESULTS


          Detroit, Michigan. July 26, 1995. First of Michigan Capital Corporation (Chicago Stock Exchange / FMG) announced today that it intends to commence within the next few days a cash tender offer to purchase up to 625,000 shares of the Company's common stock at $11 3/8 per share. The terms and conditions of the tender offer will be set forth in an Offer to Purchase and the related Letter of Transmittal to be distributed to all the Company's stockholders within the next few days.

          The Company's tender offer will not be conditioned on any minimum number of shares being tendered. The Company will buy shares first from those stockholders holding fewer than 100 shares.

          The purpose of the tender offer is to use the Company's excess capitalization to provide an opportunity for the Company's common stockholders to receive immediate liquidity for their shares up to the 625,000 shares offered to be purchased and to reduce the operating capital expenses by eliminating Company common stockholdings of fewer than 100 shares and removing the Company's common stock from registration under the Securities Exchange Act of 1934 and from listing on the Chicago Stock Exchange.

          The Board has also voted to discontinue the payment of dividends for the foreseeable future. Management plans to use this savings, along with the other savings realized as a result of the announced tender offer, to fund future growth of the Company.

          First of Michigan Capital Corporation also announced today that the Company incurred a loss for the quarter ended June 30, 1995 of $229,376 or $.08 per share compared to net income of $127,018 or $.04 per share for the quarter ended June 24, 1994. Consolidated revenues were $15,648,355 versus $14,925,020 for the previous quarter.

          Consolidated net income for the nine months ended June 30, 1995 was $98,577 or $.03 per share on revenues of $44,341,008. For the nine month period ended June 24, 1994, net income was $1,299,083 or $.44 per share on revenues of $46,752,722.

          Steve Gasper, Jr., President and Chief Executive Officer, reported that the increase in revenues for the three month period was due to increases in commission and interest revenues, which were partially offset by a decline in revenues from the underwriting of new stocks and bonds. He said the revenue decline for the nine month period was primarily attributable to the decline in revenues from commissions and mutual fund transactions.

          Gasper also reported that the decline in net income for both the three month and nine month periods is attributable mainly to higher operating expenses as a result of required additional expenditures in revenue building areas within the firm which have put pressure on short-term earnings. Gasper also said that First of Michigan Capital Corporation remains committed to its mission of being client driven, service focused and Investment Executive oriented, in order to create significant value for its clients, employees and shareholders.

          First of Michigan Capital Corporation's principal subsidiary is First of Michigan Corporation, a member of the New York Stock Exchange and Michigan's largest full service securities firm. Founded more than 60 years ago, First of Michigan Corporation specializes in a wide range of financial services that include investment products such as stocks, bonds, unit trusts and mutual funds; and investment services such as retirement plans, money management, underwriting, trading and investment banking. First of Michigan offers these services through its 546 employees located in 32 offices throughout Michigan, as well as an office at 100 Wall Street, New York.

                        FIRST OF MICHIGAN CAPITAL CORPORATION
                        FIRST OF MICHIGAN CAPITAL CORPORATION
                        _____________________________________

                           Three Months Ended         Nine Months Ended
                           __________________         _________________

                          June 30,     June 24,     June 30,     June 24,
                            1995         1994         1995         1994
                          ________     ________     ________     ________
           Revenues     $15,648,355  $14,925,020  $44,341,008  $46,752,722

           Net Income
           (Loss)       $ (229,376)  $   127,018  $    98,577  $ 1,299,083
           Net Income
           (Loss) Per   $     (.08)  $       .04  $       .03  $       .44
           Share

           Average
           Shares         2,824,321    2,953,601    2,867,971    2,953,490
           Outstanding